Exhibit 99.1

FOR IMMEDIATE RELEASE

Waste Management Announces Second Quarter Earnings	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Lynn Brown 713.394.5093 lynnbrown@wm.com

Collection and Disposal Income from Operations Grows 3.4%

HOUSTON — July 26, 2012 — Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended June 30, 2012. Revenues for the second quarter of 2012 were $3.46 billion compared with $3.35 billion for the same 2011 period. Net income (a) for the quarter was $208 million, or $0.45 per diluted share, compared with $237 million, or $0.50 per diluted share, for the second quarter of 2011. Results in the second quarter of 2012 included approximately $32 million of after-tax costs related to a number of items not indicative of the results of operations. Excluding these items, net income would have been $240 million, or $0.52 per diluted share.(b) The $32 million of after-tax costs consisted of the following:

•     Charges totaling $26 million primarily related to asset impairments and restructuring charges; and

•     Approximately $6 million charge related to the partial withdrawal from a Teamsters’ multiemployer pension plan.

David P. Steiner, President and Chief Executive Officer of Waste Management, commented, “We had a very solid second quarter as we grew both our revenue and adjusted net income. Our core solid waste operations continue to perform well, and margins in our core businesses improved by 60 basis points.

“The improvement in our core collection and disposal business partially offset $0.07 per diluted share of headwinds, primarily related to commodities. Our original guidance contemplated only $0.04 of headwinds from those items in the second quarter. Earnings from our recycling and waste-to-energy operations were each $0.03 per diluted share lower in the second quarter compared to the same quarter last year. We also had a negative $0.01 per diluted share effect due to an under-recovery of our fuel surcharge.”

KEY HIGHLIGHTS FOR THE SECOND QUARTER 2012

•     Revenue increased by 3.3%, or $112 million.

•     Internal revenue growth from yield for collection and disposal operations was 0.6%. Adjusting for contract changes related to the Company’s South Florida waste-to-energy plants, internal revenue growth from yield for collection and disposal operations was 1.0%. Core price increases, which consist of price increases and fees (other than our fuel surcharge), net of rollbacks, were 2.8%.

•     Internal revenue growth from volume was 0.6%.

•     Average recycling commodity prices were approximately 20% lower in the second quarter of 2012 compared with the prior year period. Recycling operations had a negative $0.03 effect on the current year quarter diluted earnings per share compared to the same quarter last year.

•     Electricity prices, which affect the Company’s waste-to-energy plants, were 10% lower in the quarter compared with the prior year period. Waste-to-energy operations had a negative $0.03 effect on the current year quarter diluted earnings per share compared to the same quarter last year.

•	Operating expenses increased by $120 million. The majority of the increase relates to subcontractor costs associated with the Company’s Oakleaf operations and increased labor costs.

•	SG&A expenses decreased by $8 million compared with the second quarter of 2011. As a percent of revenue, SG&A expenses improved 60 basis points to 10.8%.

•	Net cash provided by operating activities was $669 million; capital expenditures were $351 million; and free cash flow was $332 million.(b)

•	The Company returned $165 million to shareholders in the form of dividends.

•	The effective tax rate was 34.3%.

Steiner concluded, “I am pleased that our core solid waste business has grown and margins have continued to improve through the first half of the year. This has helped us grow adjusted diluted earnings per share year-over-year despite the $0.03 of higher than anticipated headwinds.

“At the beginning of the year we anticipated that our recycling and waste-to-energy headwinds would abate and become tailwinds in the second half of the year as commodity prices improved. Unfortunately, we now expect commodity prices to continue to weaken slightly in the second half of the year. We had three cents of unexpected headwinds this quarter and we now expect an additional $0.07 of headwinds in the second half of the year. So we have become more cautious on our full-year guidance, which we now see as between $2.15 to $2.20 per diluted share, based upon $0.07 of headwinds from recycling and waste-to-energy in the second half of the year. If commodity prices have a different effect on second half earnings than our predicted $0.07 per share, we would adjust for the difference, negative or positive, to better reflect how we performed versus our current expectations.

“Free cash flow was strong during the quarter, and we have begun the process of selling selected non-core assets. With continued strong cash flow and the consummation of sales of selected assets, we still expect to generate between $1.1 billion and $1.2 billion of free cash flow for the year.” (b)

(a)	For purposes of this press release, all references to “Net income” refer to the financial statement line item “Net income attributable to Waste Management, Inc.”
(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income and earnings per diluted share have been presented in certain instances excluding special items noted in this press release.

The Company’s projected full year 2012 earnings of $2.15 to $2.20 per diluted share are not GAAP net earnings per diluted share and are anticipated to be adjusted to exclude the effects of events or circumstances in 2012 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share for the full year would require inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to a GAAP earnings per diluted share projection.

The Company also discusses free cash flow, which is a non-GAAP measure, and provides a projection of free cash flow, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as:

•	Net cash provided by operating activities

•    Less, capital expenditures

•    Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.

The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore is not subject to comparison. The quantitative reconciliation of non-GAAP measures used herein to the most comparable GAAP measures is included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the second quarter 2012 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 94048819 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, July 26, 2012 through 5:00 PM (Eastern) on Thursday, August 9, 2012. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 94048819.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to 2012 earnings per diluted share and future adjustments to earnings per diluted share; 2012 free cash flow, and statements regarding the results from recycling and waste-to-energy operations and related commodity prices; results for core solid waste operations; sales of non-core assets; future cash flow; overall results of operations and business prospects; and general market and industry conditions. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, commodity price fluctuations; increased competition; pricing actions; failure to implement our optimization and growth initiatives and overall business strategy; failure to successfully implement our restructuring actions and/or failure of those actions to achieve the goals and cost savings intended; business disruption and employee distraction resulting from our restructuring; changes in our organizational structure and workforce and resulting restructuring or impairment charges; environmental and other regulations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

###

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2012	2011
Operating revenues	$3,459	$3,347

Costs and expenses:
Operating	2,260	2,140
Selling, general and administrative	374	382
Depreciation and amortization	323	319
Restructuring	3	—
(Income) expense from divestitures, asset impairments and unusual items	33	—

	2,993	2,841

Income from operations	466	506

Other income (expense):
Interest expense	(121)	(119)
Interest income	1	2
Equity in net losses of unconsolidated entities	(11)	(9)
Other, net	(1)	1

	(132)	(125)

Income before income taxes	334	381
Provision for income taxes	115	131

Consolidated net income	219	250
Less : Net income attributable to noncontrolling interests	11	13

Net income attributable to Waste Management, Inc.	$208	$237

Basic earnings per common share	$0.45	$0.50

Diluted earnings per common share	$0.45	$0.50

Basic common shares outstanding	463.4	474.2

Diluted common shares outstanding	464.0	476.0

Cash dividends declared per common share	$0.355	$0.34

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended June 30,
	2012	2011
EPS Calculation:
Net income attributable to Waste Management, Inc.	$208	$237

Number of common shares outstanding at end of period	463.0	472.3
Effect of using weighted average common shares outstanding	0.4	1.9

Weighted average basic common shares outstanding	463.4	474.2
Dilutive effect of equity-based compensation awards and other contingently issuable shares	0.6	1.8

Weighted average diluted common shares outstanding	464.0	476.0

Basic earnings per common share	$0.45	$0.50

Diluted earnings per common share	$0.45	$0.50

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Operating revenues	$6,754	$6,450

Costs and expenses:
Operating	4,426	4,135
Selling, general and administrative	781	764
Depreciation and amortization	640	618
Restructuring	7	—
(Income) expense from divestitures, asset impairments and unusual items	33	—

	5,887	5,517

Income from operations	867	933

Other income (expense):
Interest expense	(243)	(240)
Interest income	2	5
Equity in net losses of unconsolidated entities	(18)	(13)
Other, net	(2)	2

	(261)	(246)

Income before income taxes	606	687
Provision for income taxes	204	241

Consolidated net income	402	446
Less : Net income attributable to noncontrolling interests	23	23

Net income attributable to Waste Management, Inc.	$379	$423

Basic earnings per common share	$0.82	$0.89

Diluted earnings per common share	$0.82	$0.89

Basic common shares outstanding	462.9	474.9

Diluted common shares outstanding	463.7	477.0

Cash dividends declared per common share	$0.71	$0.68

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
EPS Calculation:

Net income attributable to Waste Management, Inc.	$379	$423

Number of common shares outstanding at end of period	463.0	472.3
Effect of using weighted average common shares outstanding	(0.1)	2.6

Weighted average basic common shares outstanding	462.9	474.9
Dilutive effect of equity-based compensation awards and other contingently issuable shares	0.8	2.1

Weighted average diluted common shares outstanding	463.7	477.0

Basic earnings per common share	$0.82	$0.89

Diluted earnings per common share	$0.82	$0.89

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$237	$258
Receivables, net	1,831	1,775
Other	386	346

Total current assets	2,454	2,379

Property and equipment, net	12,360	12,242
Goodwill	6,237	6,215
Other intangible assets, net	416	457
Other assets	1,224	1,276

Total assets	$22,691	$22,569

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,334	$2,437
Current portion of long-term debt	853	631

Total current liabilities	3,187	3,068

Long-term debt, less current portion	8,973	9,125
Other liabilities	4,044	3,986

Total liabilities	16,204	16,179

Equity:
Waste Management, Inc. stockholders’ equity	6,168	6,070
Noncontrolling interests	319	320

Total equity	6,487	6,390

Total liabilities and equity	$22,691	$22,569

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Consolidated net income	$402	$446
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	640	618
Other	126	123
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(24)	(109)

Net cash provided by operating activities	1,144	1,078

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(154)	(157)
Capital expenditures	(730)	(596)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	20	13
Investments in unconsolidated entities	(40)	(91)
Net receipts from restricted trust and escrow accounts, and other	1	7

Net cash used in investing activities	(903)	(824)

Cash flows from financing activities:
New borrowings	312	404
Debt repayments	(271)	(314)
Common stock repurchases	—	(168)
Cash dividends	(329)	(323)
Exercise of common stock options	31	35
Other, net	(5)	(59)

Net cash used in financing activities	(262)	(425)

Effect of exchange rate changes on cash and cash equivalents	—	3

Decrease in cash and cash equivalents	(21)	(168)
Cash and cash equivalents at beginning of period	258	539

Cash and cash equivalents at end of period	$237	$371

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2012	2012	2011
Operating Revenues by Lines of Business

Collection
Commercial	$855	$865	$881
Industrial	536	502	520
Residential	650	638	655
Other	66	68	60

Total Collection	2,107	2,073	2,116
Landfill	676	615	671
Transfer	331	298	334
Wheelabrator	206	207	226
Recycling	369	345	419
Other	363	275	105
Intercompany (a)	(593)	(518)	(524)

Operating revenues	$3,459	$3,295	$3,347

	Quarters Ended
	June 30, 2012		June 30, 2011
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues

Average yield (i)	$(96)	-2.9%	$173	5.5%
Volume	19	0.6%	(52)	-1.7%

Internal revenue growth	(77)	-2.3%	121	3.8%
Acquisition	199	5.9%	57	1.8%
Divestitures	(1)	—	(1)	—
Foreign currency translation	(9)	-0.3%	12	0.4%

	$112	3.3%	$189	6.0%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection, landfill and transfer	$25	1.0%	$41	1.6%
Waste-to-energy disposal	(9)	-7.4%	2	1.7%

Collection and disposal	16	0.6%	43	1.6%
Recycling commodities	(95)	-22.6%	74	25.1%
Electricity	(8)	-11.6%	3	4.8%
Fuel surcharges and mandated fees	(9)	-5.4%	53	46.9%

Total	$(96)	-2.9%	$173	5.5%

	Quarters Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$669	$478	$1,144	$1,078
Capital expenditures	(351)	(280)	(730)	(596)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	14	8	20	13

Free cash flow	$332	$206	$434	$495

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2012	2012	2011
Balance Sheet Data

Cash and cash equivalents	$237	$189	$371

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,826	$9,849	$9,037
Total equity	6,487	6,481	6,623

Total capital	$16,313	$16,330	$15,660

Debt-to-total capital	60.2%	60.3%	57.7%

Capitalized interest	$5	$5	$5

Acquisition Summary (a)

Gross annualized revenue acquired	$13	$50	$41

Total consideration	$18	$124	$68

Cash paid for acquisitions	$25	$129	$58

Other Operational Data

Internalization of waste, based on disposal costs	67.3%	68.0%	67.9%

Total landfill disposal volumes (tons in millions)	23.2	21.4	23.3
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.0	2.0

Total disposal volumes (tons in millions)	25.2	23.4	25.3

Active landfills	270	270	270

Landfills reporting volume	258	256	255

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$83.1	$76.3	$84.7
Asset retirement costs	13.2	13.8	21.9

Total landfill amortization expense (b)(c)	96.3	90.1	106.6
Accretion and other related expense	16.8	16.4	17.0

Landfill amortization, accretion and other related expense	$113.1	$106.5	$123.6

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods. Note that cash paid for acquisitions may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended June 30, 2012 as compared to the quarter ended March 31, 2012 reflects an increase in amortization expense of approximately $6.2 million of which $9.4 million is driven by an increase in landfill volumes due to seasonality, partially offset by a $3.2 million decline primarily due to one-time favorable final capping adjustments recognized in Q2 2012.
(c)	The quarter ended June 30, 2012 as compared to the quarter ended June 30, 2011 reflects a decline in amortization expense of approximately $10.3 million due to variances in rate of which $4.8 million relates to unfavorable final capping adjustments in Q2 2011 and favorable final capping adjustments of $2.3 million in Q2 2012. Volumes remained consistent year-over-year.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended June 30, 2012
Adjusted Net Income and Earnings Per Diluted Share	After-tax Amount	Tax Expense	Per Share Amount
Net income and Diluted EPS, as reported	$208		$0.45
Adjustments to Net income and Diluted EPS:
Charges primarily related to asset impairments and restructuring charges	26	15	0.06
Partial withdrawal from multiemployer pension plan	6	4	0.01

Net income and Diluted EPS, as adjusted (a)	$240		$0.52

Full Year 2012 Free Cash Flow Reconciliation (b)
	Scenario 1		Scenario 2
Net cash provided by operating activities	$2,300		$2,400
Capital expenditures	(1,450)		(1,600)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	250		400

	$1,100		$1,200

(a)	Diluted EPS for the second quarter of 2012, as adjusted, increased 4.0% as compared with diluted EPS of $0.50 for the second quarter of 2011.
(b)	The reconciliation presents two scenarios that illustrate our projected free cash flow for 2012. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(9)